Exhibit 10.2

Mark Strong

4 Donnelly Drive

Dover, MA 02030

Dear Mark:

On behalf of HeartWare, Inc., we are pleased to promote you to the position of Senior Vice President, Research & Development and Quality, effective July 21, 2014. You will now assume leadership for the Quality organization in addition to Research and Development. Your new base salary will be $310,000 with an annual bonus target of 45% of your base salary, based upon your individual and company goal achievement.

The Company will recommend to the Board of Directors that you be granted 10,000 restricted stock units. The restricted stock units will vest in four equal installments on each of the first four anniversaries of your promotion commencement date, July 21st 2014, and on such other terms and conditions as the Board shall determine in its sole discretion at the time of the grant generally consistent with past practice.

In addition, you will receive $2,500 (net) per month as a housing allowance for 18 months or the removal of warning letter by FDA, whichever is shorter.

In your new role you will continue to report to me.

Congratulations on your new role and much continued success.

Sincerely,

/s/ Douglas Godshall

Douglas Godshall

President and Chief Executive Officer

HeartWare, Inc.

500 Old Connecticut Path, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com